Exhibit 10.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. BOX 797
                          MINDEN, LOUISIANA 71058-0797
                    -----------------------------------------
                             318-377-0523 TELEPHONE
                                318-377-0038 FAX
                                  mblminden.com

                                October 11, 2006

Mr. Michael S. Harper
Director, Minden Bancorp, Inc.
Minden, Louisiana

Dear Mike,

On May 15, 2003, the Stock Option Plan (SOP) and the Recognition and Retention Plan (RRP) for common stock awards from Minden Bancorp became effective for each current director and executive officer of the bank. The directors of Minden Bancorp and Minden Building and Loan voted unanimously at their meetings on October 10, 2006, to provide you with cash compensation for the years 2006, 2007, and 2008, that is comparable to the other members of the Boards. In accord with the enclosed resolution adopted at the meetings on October 10, 2006, the Boards of Directors of both companies approved an additional cash compensation award for you in the amount of $7,875 for 2006. Additionally, the resolution sets forth the method of computation for the cash compensation awards for the years 2007 and 2008.

For your information each director received 561 Stock Options and 224 Shares of Stock on 5/15/2006. For the years 2007 and 2008, they will receive the same amounts. Your cash compensation award for these two years will be determined by the closing price of the stock on 5/15/07 and 5/15/08.

I think this action by the Boards indicate their confidence in your expertise, and appreciation for your contributions to discussions and actions by the Boards.

As a personal word, please let me add that is a pleasure to work with you, and I am pleased this action has been taken by the Boards.

We have an exciting future for our bank. I'm glad that you are an integral part of that future.

Sincerely,

/s/A. David Evans
A. David Evans
President/CEO

cc:  Dr. F. Dare Lott, Jr., Chairman Audit Committee
cc:  Mrs. Becky T. Harrell, Chief Financial Officer